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                                                                     Exhibit 8.1


                      [SHERMAN & HOWARD L.L.C. LETTERHEAD]


                               September 29, 2003


Pittsburgh Financial Corp.
1001 Village Run Road
Wexford, Pennsylvania 15090

         Re: Merger of Pittsburgh Financial Corp. ("Company") With and Into First Commonwealth Financial Corporation ("First Commonwealth")

Ladies and Gentlemen:

         We have acted as special tax counsel to First Commonwealth Financial Corporation, a Pennsylvania corporation ("First Commonwealth") in connection with the proposed merger (the "Merger") of Company, a Pennsylvania corporation, with and into First Commonwealth, a Pennsylvania corporation, pursuant to the terms of the Agreement and Plan of Merger dated as of August 8, 2003 (the "Merger Agreement"), by and among First Commonwealth, Company, First Commonwealth Bank, a Pennsylvania-chartered banking corporation and a wholly-owned subsidiary of First Commonwealth Bank, and Pittsburgh Savings Bank, d/b/a "BankPittsburgh," a Pennsylvania-chartered stock savings bank and a wholly-owned subsidiary of Company. This opinion is being delivered pursuant to the Merger Agreement. Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to Sherman & Howard, L.L.C. by First Commonwealth and Company containing certain representations of First Commonwealth and Company relevant to the opinion (the "Representation Letters"). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

         You have requested our opinion regarding certain federal income tax consequences of the Merger. In our capacity as special tax counsel to First Commonwealth in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the accuracy of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of signatures, and the legal capacity of signatories.

         We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all


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representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy of such representations.

         In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated or proposed thereunder (the "Regulations"), current published administrative positions of the Internal Revenue Service ("Rulings"), and existing judicial authorities. New developments in the Regulations, Rulings, judicial authorities or legislative changes occurring after the Effective Time may have an adverse impact upon the opinions expressed herein.

         Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein, but is not binding upon either the Internal Revenue Service ("IRS") or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, excise or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of Company that are subject to special tax rules, such as dealers in securities, banks, insurance companies, tax-exempt organizations and non-United States persons.

         On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that:

         (1) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Company and First Commonwealth will be parties to such reorganization within the meaning of Section 368(b) of the Code.

         (2) Neither First Commonwealth nor Company will recognize any taxable gain or loss as a result of the Merger.

         (3) The information in First Commonwealth's Prospectus included in its Registration Statement on Form S-4 under the caption, "The Merger -- Material Federal Income Tax Consequences," to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is complete and accurate in all material respects
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         No opinion is expressed as to any other consequences of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

         This opinion is being delivered to you solely in connection with the Merger Agreement and may be relied upon by the shareholders of Company. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

         We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 registering shares of First Commonwealth common stock for issuance in the Merger and to the reference to this firm in the Registration Statement under the captions "The Merger-Material Federal Income Tax Consequences" and "Legal Matters." In giving this consent, we do not admit that we are experts within the meaning of the Securities Act of 1933, as amended.

                                       Very truly yours,


                                       /s/ Sherman & Howard, L.L.C.
                                       SHERMAN & HOWARD, L.L.C.